                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                 FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary proxy materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement no.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                 FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP
                              10400 Fernwood Road
                           Bethesda, Maryland 20817
                                (301) 380-9000

                                                                  July 13, 2001

To the Limited Partners of Fairfield Inn by Marriott Limited Partnership:

  We are seeking your consent to certain amendments to the partnership agreement to permit the implementation of a Restructuring Plan intended to address the critical needs of the partnership. The amendments and the Restructuring Plan are discussed in detail in the attached consent solicitation statement, which you are urged to read in its entirety and to act upon promptly. Your vote is important.

  As we previously reported to you, the Inns have experienced a substantial decline in operating results over the past several years. Forecasts indicate that the partnership's operating cash flow will be insufficient to cover debt service obligations to the partnership's mortgage lender during 2001, as was the case in 2000. In addition, the decline in operating results has led to a projected shortfall of more than $15 million for capital improvements to the Inns as required under the management agreement for the Inns. The manager of the Inns has notified us that it believes that failure to fund this shortfall would constitute a default under the management agreement, which in turn could result in the loss of the partnership's right to operate some or all of the Inns as part of the Fairfield Inn by Marriott brand.

  We have developed a Restructuring Plan for the partnership that is intended to address the partnership's continued decline in operating results and provide up to $23 million of additional capital. The Restructuring Plan contemplates the following:

  . a new management group, which will include (1) a new general partner for the partnership, the principals of which have extensive experience in partnership, asset and property management, and (2) a new hotel manager for the Inns with extensive experience in managing limited service hotels similar to those owned by the partnership;

  . the opportunity for all limited partners to participate in a new unsecured loan of up to $23 million to the partnership and the commitment of an affiliate of the new general partner to provide any funds not supplied by limited partners;

  . a new franchise agreement with Marriott International for each Inn on terms which include the ability to sell up to five Inns without payment by the partnership of termination fees estimated at $2.5 million;

  . a guarantee by the new general partner's affiliate of up to $25 million of the partnership's obligations under certain circumstances to Marriott International under the new franchise agreements; and

  . a ground lease amendment providing for the reduction of the ground rent payable by the partnership, substantially more favorable terms with respect to the partnership's right to purchase the land underlying 32 Inns and cancellation of the partnership's obligation to pay all unpaid deferred ground rent, which could be as much as $2.3 million by the end of 2001.

  If the Restructuring Plan is approved and implemented, the partnership intends to make a distribution to limited partners of a portion of the funds currently being held as cash reserves by the partnership. Limited partners will have the option of retaining the distribution or applying the distribution towards their participation in the proposed new loan to the partnership, which is referred to as the "New Loan." The partnership intends for the distribution to equal approximately $25 per partnership unit.

  The substitution of the general partner and the New Loan each require the approval of the limited partners. In addition, the substitution of the general partner, the New Loan and various other aspects of the Restructuring Plan require the approval or consent of the partnership's mortgage lender (the partnership has already obtained all necessary approvals from the partnership's mortgage lender to the substitution of the general partner subject to approval by the limited partners of the amendments to the partnership agreement discussed below). In order to implement the Restructuring Plan, we are seeking your approval in the attached consent solicitation statement to the following amendments to the partnership agreement:

    1. an amendment to provide for our voluntary withdrawal as the general partner of the partnership and the substitution of AP-Fairfield GP, LLC as the new general partner of the partnership; and

    2. an amendment to enable the partnership to obtain the New Loan, on economic terms to be determined by the new general partner, from an affiliate of the new general partner and from limited partners who elect to participate.

  You are being asked to vote on each amendment separately. Accordingly, you may vote to approve the amendment authorizing the substitution of the general partner without voting to approve the amendment authorizing the New Loan. The New Loan, the retention of the new manager for the Inns and the financial concessions and other benefits of the Restructuring Plan relating to Inn operations will not be available or occur unless the limited partners approve both amendments. In addition, the partnership will not have approval under its mortgage agreement for the substitution of the general partner if the limited partners do not approve both of the proposed amendments to the partnership agreement. For the reasons described in the attached consent solicitation statement, we recommend that you vote "YES" to both amendments by checking both "YES" boxes on the enclosed consent form. In making your decision, you should carefully review and consider the information set forth under "Risk Factors and Possible Effects of the Restructuring Plan" in the consent solicitation statement.

  Your vote on these matters is very important. Abstentions or failure to return the enclosed consent form will have the same effect as voting against the amendments. Therefore, you are requested to complete, sign and return the consent form in the enclosed postage-paid envelope at your earliest convenience and, in any event, by the expiration date of the consent period which is 12:00 midnight, New York City time, on August 13, 2001, or such later date and time as we may set.

  If you have any questions about the consent solicitation statement, please call our information agent, MacKenzie Partners, Inc., at (800) 322-2885.

                                          FIBM One LLC
                                          General Partner

                 FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP

                        CONSENT SOLICITATION STATEMENT

  You are receiving this consent solicitation statement as a holder of units of limited partnership interest of Fairfield Inn by Marriott Limited Partnership, a Delaware limited partnership. FIBM One LLC, the general partner of the partnership, has developed the restructuring plan for the partnership described in this consent solicitation statement (the "Restructuring Plan"). The Restructuring Plan is intended to address the critical needs of the partnership by providing the partnership with (1) a new general partner and a new manager for the Inns with extensive experience in hotel management, (2) up to $23 million of additional capital and (3) financial concessions and other benefits to the partnership under various agreements related to Inn operations. In order to implement the Restructuring Plan, the general partner is soliciting your consent to two amendments to the partnership agreement. The amendments, which are more particularly described in this consent solicitation statement and the full texts of which are attached as Exhibit A-1 and A-2, would:

    1. provide for the voluntary withdrawal of FIBM One LLC as the general partner of the partnership and the substitution of AP-Fairfield GP, LLC as the new general partner of the partnership; and

    2. enable the partnership to obtain a new loan of up to $23 million (the "New Loan"), on economic terms to be determined by the new general partner, from an affiliate of the new general partner and from limited partners who elect to participate.

  You are being asked to vote on each amendment separately. The New Loan, the retention of the new manager for the Inns and the financial concessions and other benefits of the Restructuring Plan relating to Inn operations will not be available or occur unless the limited partners approve both amendments. In addition, the partnership will not have approval under its mortgage agreement for the substitution of the general partner if the limited partners do not approve both of the proposed amendments to the partnership agreement. For the reasons described in this consent solicitation statement, we recommend that you vote "YES" to both amendments by checking both "YES" boxes on the enclosed consent form. In making your decision, you should carefully review and consider the information set forth below under "Risk Factors and Possible Effects of the Restructuring Plan."

  Only limited partners of record at the close of business on July 12, 2001 are entitled to notice of and to vote on the amendments. On the record date, there were 83,337 units issued and outstanding, held of record by 2,720 limited partners. Approval of each amendment requires the affirmative vote of limited partners holding a majority of the outstanding units.

  This consent solicitation will expire at 12:00 midnight, New York City time, on August 13, 2001, unless the general partner extends the period for giving consents. You may revoke your consent at any time before the expiration of the consent solicitation period.

  Your vote is important. Failure to return the enclosed consent form will have the same effect as a vote against the amendments. You are encouraged, therefore, to review carefully this consent solicitation statement and to complete, date, sign and mail your consent form in the enclosed postage-paid envelope.

  This consent solicitation statement is dated July 13, 2001. The consent solicitation statement and the related consent form is being mailed to limited partners on or about July 13, 2001.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE REQUESTED CONSENTS......................... i
FORWARD-LOOKING AND OTHER STATEMENTS.......................................   1
BACKGROUND OF THE AMENDMENTS...............................................   1
  Overview.................................................................   1
  Capital Shortfall........................................................   2
  Potential Loss of Brand Affiliation......................................   2
  Debt Service Shortfall; Downgrade of Debt Rating; Appointment of Special
   Servicer................................................................   2
RESTRUCTURING PLAN.........................................................   3
  Reorganization of Inn and Partnership Management.........................   4
    Substitution of General Partner........................................   4
    Franchise Agreement....................................................   5
    New Manager for the Inns...............................................   6
  New Loan.................................................................   6
  Financial Concessions and Other Concessions Related to Restructuring
   Plan....................................................................   7
    Ground Lease Modifications.............................................   7
    Franchisor Concessions.................................................   8
    Possible Sale of Certain Inns..........................................   8
RISK FACTORS AND POSSIBLE EFFECTS OF THE RESTRUCTURING PLAN................   8
DESCRIPTION OF RELATED AGREEMENTS..........................................  13
  General Partner Substitution Agreement...................................  13
  Sale of Limited Partnership Interests....................................  13
THE AMENDMENTS AND GENERAL PARTNER RECOMMENDATION..........................  13
  Amendment No. 1: Amendment to Permit New Loan............................  13
  Amendment No. 2: Approval of Withdrawal and Substitution of General
   Partner.................................................................  15
  General Partner Recommendation...........................................  16
VOTING RIGHTS AND INFORMATION..............................................  16
  Record Date..............................................................  16
  Required Vote............................................................  16
  Solicitation Period......................................................  16
  Consents.................................................................  17
  Effective Time of Amendments.............................................  17
  Cost of Solicitation.....................................................  17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  18

EXHIBIT A-1 FORM OF FINANCING AMENDMENT

EXHIBIT A-2 FORM OF SUBSTITUTION AMENDMENT

              QUESTIONS AND ANSWERS ABOUT THE REQUESTED CONSENTS

  The following highlights selected information contained elsewhere in this consent solicitation statement and may not contain all of the information that may be important to you. To understand the proposed amendments fully and for a more complete description of the consents being requested, you should read this entire document carefully (including exhibits).

Why is the general partner soliciting consents?

  The general partner is seeking your consent to certain amendments to the partnership agreement to permit the implementation of a Restructuring Plan intended to address the critical needs of the partnership. Among other things, the Restructuring Plan contemplates a new general partner and a new manager for the partnership's Inns as well as a new unsecured loan of up to $23 million to the partnership in which all limited partners will be entitled to participate and the commitment of an affiliate of the proposed new general partner to provide any funds not supplied by the limited partners. The substitution of the general partner and the New Loan each require the approval of the limited partners. Certain aspects of the Restructuring Plan also require the consent of the partnership's mortgage lender. See "Restructuring Plan," pages 3 through 8.

What are the proposed amendments to the partnership agreement?

  In order to implement the Restructuring Plan, the general partner is seeking your approval to the following amendments to the partnership agreement:

    (1) an amendment to provide for the substitution of AP-Fairfield GP, LLC as the new general partner of the partnership, and

    (2) an amendment to enable the partnership to obtain the New Loan, on economic terms to be determined by the proposed new general partner, from an affiliate of the new general partner and from limited partners who elect to participate.

  The proposed amendments are described in detail under the heading "The Amendments and General Partner Recommendation," pages 13 through 16.

What are the benefits to the partnership and to me if the amendments are approved?

  If both of the amendments are approved and the consent of the partnership's mortgage lender is obtained, the Restructuring Plan will be implemented in an effort to address the partnership's continued decline in operating results and provide up to $23 million of additional capital to the partnership. In addition to the substitution of the general partner, a new manager with substantial experience managing properties similar to the partnership's Inns, Sage Management Resources III, LLC, will be retained and various financial concessions will be implemented which are intended to reduce the overall costs of Inn operations. There can be no assurance, however, that the implementation of the actions contemplated by the Restructuring Plan will be successful in reversing the decline in the partnership's operating results or, if successful, will be sufficient to remedy the partnership's debt service and capital expenditure shortfalls.

  In addition, if the Restructuring Plan is implemented, the partnership intends to make a distribution to limited partners of a portion of the funds currently being held as cash reserves by the partnership. The distribution is intended to give existing limited partners the benefit of a portion of the net unrestricted cash of the partnership. The partnership expects to be able to make this distribution upon consummating the Restructuring Plan because of the investment of new capital into the partnership at that time. The partnership intends for the distribution to equal approximately $25 per partnership unit. See "Restructuring Plan," pages 3 through 8.

  Notwithstanding any potential benefits of the Restructuring Plan for the partnership, because of the financial condition of the partnership, the interest rate and the other terms of the proposed New Loan are likely to be favorable to the debt-holders. Accordingly, if the amendment permitting the New Loan is approved and the New Loan is advanced, limited partners should not expect any additional economic benefits in their capacity as limited partners other than the distribution to be made in connection with the New Loan, unless the partnership experiences an improvement in operating results in excess of what the current general partner believes is likely to occur. See "Risk Factors And Possible Effects Of Restructuring Plan," pages 8 through 12.

                                      (i)

What is the tax impact to me if the amendments are approved?

  If the amendments are approved, it is likely that, over time, depreciation deductions (in a maximum aggregate amount equal to the principal amount of the New Loan) and deductions attributable to accrued interest on the New Loan that otherwise would have been allocable to all of the limited partners will be allocated solely to holders of the New Loan.

  If you do not participate in the New Loan, these allocations may initially result in an increase in the amount of partnership taxable income allocated to you. It is not possible to predict with certainty at this time when, or to what extent, this increase in taxable income will occur. As the New Loan is repaid, the holders of the New Loan will be allocated income and gain that will offset the depreciation and accrued interest deductions allocated to them in previous years as a result of the New Loan. Accordingly, the taxable income of the partners who do not participate in the New Loan will decrease at that time as a result of such allocations.

  If the amendments are approved but the New Loan is not respected as indebtedness of the partnership for federal income tax purposes, then limited partners who do not participate in the New Loan could suffer adverse tax consequences.

  In reaching your decision as to whether you will approve the amendments, you are strongly urged to consult with your own tax advisors concerning the tax consequences that would result to you if the Restructuring Plan is approved. See "Risk Factors And Possible Effects Of Restructuring Plan," pages 8 and 12.

What is the future for the partnership if the amendments are not approved?

  If both of the amendments to the partnership agreement are not approved by limited partners holding a majority of the outstanding units (excluding units held by the general partner and its affiliates), the Restructuring Plan will not be implemented. If the Restructuring Plan is not implemented, the general partner will continue its efforts to develop alternative solutions to rectify the decline in Inn operating results. There is a significant risk that the general partner will be unable to develop alternative means of reversing the partnership's deteriorating financial condition or access additional capital. In that event, the partnership would ultimately be unable to meet its obligations under its debt agreements and under its management agreement and the Inns may lose their brand affiliation, in which case the partnership may ultimately lose its ownership of the Inns. See "Risk Factors And Possible Effects Of Restructuring Plan," pages 8 through 12.

What is the tax impact to me if the amendments are not approved?

  The failure to implement the Restructuring Plan increases the likelihood of a default under the partnership's mortgage loan. In the event the partnership were to lose its ownership of the Inns as a result of foreclosure or other action taken by the mortgage lender, such event would constitute a taxable disposition of the Inns by the partnership and, under the terms of the partnership's partnership agreement, would cause the partnership to dissolve and wind up its affairs.

  As a limited partner in the partnership, you would be allocated by the partnership your share of the aggregate taxable income and gain resulting from the disposition of the Inns and repayment of debt, although you would not receive any cash from the partnership except in the very unlikely event that proceeds from the disposition of the Inns exceeded the partnership's liabilities at the time of the disposition. If your basis in your partnership interest is less than your share of the partnership's basis in its assets, the amount of any income or gain recognized by you would be increased by this difference.

  If, at the time the partnership is dissolved, you have a tax basis in your partnership interest that exceeds zero (taking into account the allocations to you of income and gain resulting from the disposition of the Inns and repayment of the debt), you would have a capital loss (assuming you held your interest as a capital asset) that could be applied to offset allocations of capital gain by the partnership to you during the taxable year.

                                     (ii)

  In reaching your decision as to whether you will approve the amendments, you are strongly urged to consult with your own tax advisors concerning tax consequences that would result to you if the Restructuring Plan is not approved. See "Risk Factors And Possible Effects Of Restructuring Plan," pages 8 and 12.

Who is AP-Fairfield GP, LLC?

  AP-Fairfield GP, the proposed new general partner, is a Delaware limited liability company that is affiliated with Apollo Real Estate Advisors, L.P. and Winthrop Financial Associates. Apollo Real Estate Advisors, L.P. is an investment advisor that oversees in excess of $20 billion of investments in real estate assets, joint ventures and operating companies. Winthrop Financial Associates is a Boston-based full-service real estate firm that provides asset management services, investor relation services and property management services to over 350 limited partnerships that own commercial property and other assets and also makes investments in real estate.

What are the terms of the New Loan?

  As part of the Restructuring Plan, the new general partner will provide limited partners the opportunity to participate in the New Loan. The New Loan will be unsecured and subordinate to the partnership's existing mortgage loan and will otherwise be on terms determined by the proposed new general partner and acceptable to the partnership's mortgage lender. Limited partners will be entitled to participate in the New Loan in proportion to their percentage interests in the partnership, but will not have the right to subscribe for amounts not subscribed for by other limited partners. If you participate in the New Loan, you will be required to include in your taxable income interest on the New Loan as it accrues, which interest will be taxable as ordinary income. Any portion of the New Loan not provided by limited partners will be provided by an affiliate of the new general partner. The new general partner has informed the general partner that the economic terms of the New Loan have not been finally determined and are, in part, contingent on approval of the partnership's mortgage lender.

Who is entitled to vote on the proposed amendments to the partnership agreement?

  You are entitled to vote on the proposed amendments to the partnership agreement if you owned units on July 12, 2001 and have been admitted as a limited partner. See "Voting Rights and Information--Record Date," page 16.

How do I consent to the proposed amendments?

  If you wish to consent to the amendments, you should complete, sign, date and return the consent form to the information agent in the enclosed envelope with pre-paid postage. YOUR VOTE ON THESE MATTERS IS VERY IMPORTANT. Your failure to return the enclosed consent form will have the same effect as a vote against the amendments. See "Voting Rights and Information--Consents," page 17.

How long do I have to consent?

  You may submit your signed consent form now. In order for your consent form to be accepted, it must be received by the information agent no later than 12:00 midnight, New York City time, August 13, 2001, unless the general partner extends the period for giving consents, in which case the new expiration date will be the last date on which your consent form will be accepted. See "Voting Rights and Information--Solicitation Period," page 16.

How will I be notified if the consent period is extended?

  If the consent period is extended, the general partner will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the day the consent period was scheduled to expire. See "Voting Rights And Information--Solicitation Period," page 16.

                                     (iii)

How do I withdraw or change my consent?

  You may withdraw or change your executed and returned consent form at any time prior to the expiration of the solicitation period by delivering to the information agent a signed and subsequently dated consent form or a written notice stating that your consent is revoked. After the expiration of the solicitation period, all consents previously executed and delivered and not revoked will become irrevocable. See "Voting Rights and Information-- Consents," page 17.

What happens if only one of the amendments is approved?

  You are being asked to vote on each amendment separately. Accordingly, you may vote to approve the amendment authorizing the substitution of the general partner without voting to approve the amendment authorizing the New Loan. However, the New Loan, the retention of the new manager for the Inns and the financial concessions and other benefits of the Restructuring Plan relating to Inn operations will not be available or occur unless the limited partners approve both amendments. In addition, the partnership will not have approval under its mortgage agreement for the substitution of the general partner if the limited partners do not approve both of the proposed amendments to the partnership agreement.

What happens if I vote against the amendments, but the amendments nevertheless receive the required limited partner approval?

  Whether or not you vote against the amendments, if the amendments receive the approval of limited partners holding a majority of the outstanding units (excluding units held by the general partner and its affiliates), the amendments will be adopted.

To whom may I speak if I have questions about the Restructuring Plan or the consent solicitation?

  The partnership has retained Mackenzie Partners, Inc. as the information agent to answer your questions about the Restructuring Plan and regarding completion of the consent form and to provide you with additional copies of this consent solicitation, the consent form, and other related materials. The telephone number of Mackenzie Partners is (800) 322-2885.

                                     (iv)

                     FORWARD-LOOKING AND OTHER STATEMENTS

  This consent solicitation statement contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. Forward-looking statements include information relating to the partnership's and the proposed new general partner's intent, belief or current expectations, primarily, but not exclusively, with respect to:

  .  economic outlook

  .  capital needs and expenditures

  .  cost reductions

  .  cash flow

  .  operating performance

  .  financing activities

  . possible inability to comply with debt agreements and maintain brand standards or

  . related industry developments, including trends affecting the partnership's business, financial condition and results of operations.

  Forward-looking statements in this consent solicitation statement are identified by words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "may be," "objective," "plan," "predict," "project" and "will be" and similar words or phrases (or the negative thereof). Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, those discussed elsewhere in this consent solicitation statement.

  Information contained herein regarding the proposed new general partner, its business, affiliates, beliefs and intentions is based solely upon information provided by the proposed new general partner.

                         BACKGROUND OF THE AMENDMENTS

  The following is a summary of significant operating and financial issues facing the partnership which led to the development of the Restructuring Plan. More information, including the most recent financial statements for the partnership, is included in the Form 10 filed by the partnership with the Securities Exchange Commission registering the partnership's units under the Securities Exchange Act of 1934. A copy of the Form 10 will be provided to limited partners upon request. Limited partners can obtain a copy of the Form 10 from the general partner or from the SEC's website at www.sec.gov.

Overview

  The Inns have experienced a substantial decline in operating results over the past several years and this decline has continued through the second quarter of 2001. This decline in operating results is primarily due to increased competition, an over-supply of limited service hotels in the markets where the Inns operate, the deferral of capital improvements needed to make certain of the Inns competitive in their marketplaces because of a lack of funds, and a slowdown in the economy resulting in a softness in the lodging industry as a whole. The deterioration in operating results has led to various related problems for the partnership, which include: (1) debt service and capital expenditure shortfalls and (2) the potential cancellation of the partnership's management agreement and the ability to use the "Fairfield Inn by Marriott" brand. The Restructuring Plan is designed to address these problems. There can be no assurance, however, that the Restructuring Plan will reverse the partnership's decline in operations, provide adequate capital to satisfy debt service and capital expenditure shortfalls or enable the partnership to avoid the loss of brand affiliation.

Capital Shortfall

  In light of the age of the Inns, which range from 11 to 14 years, capital expenditures are required over the next several years for the Inns to (1) remain competitive with the significant number of newly-opened limited service hotels in the markets in which the Inns operate and (2) satisfy brand standards required by the partnership's management agreement with Fairfield FMC Corporation, which is a subsidiary of Marriott International. Substantial capital expenditures are needed for room refurbishments and the replacement of roofs, facades, carpets, wall vinyl and furniture for certain of the Inns. Based upon information provided by the manager, the estimated capital expenditure shortfall for the Inns by the end of 2001 is expected to be $15 to $20 million. The amount of the shortfall will be dependent upon the actual capital needs, the amount of funds contributed to the partnership's FF&E escrow accounts and the amount of unrestricted cash available to the partnership. Until a resolution is reached concerning the funding of this capital expenditure shortfall, the partnership will defer discretionary expenditures for capital improvements that cost more than the amount available in the partnership's property improvement fund and the partnership's unrestricted cash reserves.

  The Restructuring Plan would provide the additional funds for capital improvements through the New Loan and, through the change in manager and other financial concessions, may increase revenues and cash flow from operations, thus providing additional funding for the capital expenditure shortfall.

Potential Loss of Brand Affiliation

  The management agreement provides that the manager may terminate the management agreement and the partnership's right to operate using the Fairfield Inn by Marriott brand with respect to any Inns which it determines do not meet brand standards due to insufficient capital improvements. The partnership recently received a notice from the manager stating its belief that the partnership's failure to fund its capital shortfall constitutes a default under the management agreement, which would give the manager the right to terminate the management agreement if the partnership does not cure the shortfall. The partnership notified the manager that it disagrees with the determination that there is a default under the management agreement giving rise to a right of termination because the manager did not send a notice of the alleged default within the required time period. If the Restructuring Plan is not approved and these issues are not satisfactorily resolved, however, the manager may have the right to terminate the management agreement and the partnership's right to use the Fairfield Inn by Marriott brand and the Marriott International reservation system as early as the first quarter of 2002.

  The general partner believes that the loss of brand affiliation with respect to some or all of the Inns would likely significantly impair the partnership's revenues and cash flow and, consequently, the aggregate value of the Inns. Moreover, to the extent that the partnership is unable to meet its debt service and other obligations, the impairment of revenues and cash flows could lead to a default under the partnership's mortgage debt. The failure to remedy a default under the mortgage debt could result in a foreclosure proceeding by the mortgage lender which, if successful, could lead to the loss of title to the Inns and the elimination of the partners' economic interests in the Inns.

Debt Service Shortfall; Downgrade of Debt Rating; Appointment of Special
Servicer

  The current manager of the Inns has provided forecasts which indicate that the partnership's operating cash flow will be insufficient to cover the partnership's debt service obligations to its mortgage lender during 2001, as was the case in 2000. If the Restructuring Plan described below is not implemented, the partnership will be forced to fund the debt service shortfall from unrestricted partnership cash, amounts currently being held in various cash reserve accounts and the deferral of a portion of the partnership's ground rent. If operating results fail to improve, debt service shortfalls will continue and, notwithstanding the ability to defer a portion of ground rent, reserve accounts and available cash will be depleted.

  If cash flows from operations continue to be less than scheduled debt service and, as a result, the partnership's cash reserves are depleted, the partnership may be forced to default under its mortgage loan. Failure to remedy any loan default could result in a foreclosure proceeding by the mortgage lender which, if successful, could lead to the loss of title to the Inns and the elimination of the partners' economic interests in the Inns.

  The partnership's mortgage lender securitized the partnership's mortgage loan through the issuance and sale of commercial mortgage backed securities backed by mortgages on a total of 71 properties. The Inns represent 50 of the 71 properties and approximately thirty-three percent of the principal amount of the securities. As a result of the continued decline in the partnership's operating performance, Fitch IBCA, a major credit rating agency, downgraded the two lowest classes of the securities on September 2, 1999 and further downgraded those two classes on May 23, 2000. While the downgrade of these securities has no effect on the current terms of the partnership's mortgage loan, it impairs the partnership's ability to obtain new financing from other sources.

  In November 2000, the partnership's mortgage lender notified it that the mortgage loan has been declared a "specially serviced mortgage loan" to be managed by a special servicer appointed by the lender. In connection with the Restructuring Plan, the general partner is currently in negotiations with the special servicer to secure the mortgage lender's consent to the Restructuring Plan. The partnership has agreed to pay the special servicer specified fees and to reimburse the special servicer for expenses incurred in connection with its review of the Restructuring Plan.

                              RESTRUCTURING PLAN

  The Restructuring Plan involves the following elements, each of which is described in greater detail below:

  (1) Reorganization of Inn and Partnership Management

    . substitution of a new general partner, the principals of which have extensive experience in partnership, asset and property management;

    . substitution of a new manager for the Inns with extensive experience in hotel management, particularly with respect to the type of lodging facilities owned by the partnership; and

    . as a result of the decision to change management of the Inns while maintaining brand affiliation, the execution of franchise agreements with Marriott International for each Inn (collectively, the "franchise agreement") that would permit the partnership to continue to use the Fairfield Inn by Marriott brand following the replacement of the current manager.

  (2) New Loan

    . up to $23 million of new unsecured financing to be used for capital expenditures and to provide working capital;

    . an opportunity for all limited partners to participate in the New Loan to the partnership; and

    . a commitment by an affiliate of the new general partner to provide any funds not otherwise provided by the limited partners.

  (3) Financial Concessions and Other Benefits Relating to the Restructuring
Plan

    Ground Lease:

    . a ground lease modification agreement providing for a reduction of the ground rent payable by the partnership following the implementation of the Restructuring Plan and substantially more favorable terms under which the partnership may purchase the land underlying 32 of the Inns.

    . cancellation of the partnership's obligation to pay all deferred ground rent accrued in 2000 and in 2001, currently estimated at $2.3 million.

    Franchise:

    . the sale of up to five Inns without payment by the partnership of termination fees estimated at $2.5 million;

    . a royalty fee equal to 4% of gross room revenues, which is less than the standard franchise fee; and

    . credit enhancement, as required by the franchisor, from an affiliate of the new general partner in the form of a guaranty of up to $25 million ($10 million under certain circumstances) of certain obligations of the partnership under the franchise agreement.

    Lender:

    . the flexibility to sell a limited number of Inns and apply the proceeds of any such sale to repayment of the existing mortgage debt without satisfying the collateral substitution requirements discussed below.

  Pursuant to the General Partner Substitution Agreement dated as of April 16, 2001, as described under "Description of Related Agreements," AP-Fairfield GP, LLC, the proposed new general partner, has agreed to use commercially reasonable efforts to negotiate the new management agreement, the franchise agreement and the ground lease modification agreement referred to above on the terms described in this consent solicitation statement and to implement the New Loan to the partnership if such agreements are finalized and all required approvals are obtained. AP-Fairfield GP has informed the general partner that it has reached agreements in principle on most of the principal terms of these agreements. AP-Fairfield GP will enter into such agreements on behalf of the partnership if (1) the limited partners approve the amendments to the partnership agreement, (2) the Restructuring Plan is approved by the partnership's mortgage lender and (3) satisfactory final terms are agreed upon.

  There can be no assurance, however, that the new general partner will be successful in finalizing these agreements or, if these agreements are finalized, that they will contain substantially the same terms described in this consent solicitation.

  As of March 23, 2001, the partnership had approximately $5.6 million of cash not held in lender or manager reserve accounts. If both amendments are approved and the Restructuring Plan is implemented, thereby facilitating the partnership's ability to obtain the New Loan, the partnership intends to make a distribution to limited partners of approximately $25 per unit. The distribution is intended to give existing limited partners the benefit of a portion of the net unrestricted cash of the partnership. The partnership expects to be able to make this distribution upon consummating the Restructuring Plan because of the investment of new capital into the partnership at that time. The distribution will be made concurrently with the funding of the New Loan. Limited partners will be given the option of retaining the distribution or applying it towards their participation in the New Loan.

Reorganization of Inn and Partnership Management

 Substitution of General Partner

  The initial step of the Restructuring Plan is the withdrawal of the existing general partner and substitution of a new general partner. The partnership has already obtained all necessary approvals under its mortgage agreement to the substitution of the general partner subject to approval by the limited partners of both of the proposed amendments to the partnership agreement. If the general partner substitution and the amendment permitting the New Loan are approved by the limited partners, FIBM One LLC will voluntarily withdraw as general partner of the partnership and AP-Fairfield GP will be substituted as the new general partner of the partnership. The New Loan, the retention of the new manager for the Inns and the financial concessions relating to Inn operations contemplated by the Restructuring Plan are conditioned upon the substitution of AP-Fairfield GP for the existing general partner. The replacement of the general partner, however, is not dependent on approval by the limited partners of the New Loan or the implementation of the other elements of the Restructuring Plan.

  AP-Fairfield GP is a Delaware limited liability company that is affiliated with Apollo Real Estate Advisors, L.P. and Winthrop Financial Associates. Apollo is an investment advisor that oversees in excess of $20 billion of investments in real estate assets, joint ventures and operating companies. Winthrop Financial Associates is a Boston-based full-service real estate firm that provides asset management services, investor relation services and property management services to over 350 limited partnerships which own commercial property and other assets and also makes investments in real estate. The officers of the manager of AP-Fairfield GP are Michael L. Ashner, Chief Executive Officer; Peter Braverman, Executive Vice President; Carolyn Tiffany, Vice President and Treasurer; and Lara Sweeney, Vice President and Secretary.

  The principal occupations and relevant affiliations of the officers of the manager of AP-Fairfield GP are as follows:

  Michael L. Ashner. Mr. Ashner serves as the Chief Executive Officer of Winthrop Financial Associates and its affiliates, a position he has held since January 15, 1996, as well as the Chief Executive Officer of The Newkirk Group. Mr. Ashner is also President and a Director of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., each of which is a real estate investment trust whose shares were recently listed for trading on the American Stock Exchange. From June 1994 until January 1996, Mr. Ashner was a Director, President and Co-chairman of National Property Investors, Inc., a real estate investment company. Mr. Ashner was also a Director and executive officer of NPI Property Management Corporation from April 1984 until January 1996. In addition, since 1981 Mr. Ashner has been President of Exeter Capital Corporation, a firm which has organized and administered real estate limited partnerships. Mr. Ashner also currently serves on the Board of Directors of the following publicly traded companies:
Nexthealth Corp., a provider of alternative health care services, Great Bay Hotel and Casino Inc., a hotel and casino company, Burnham Pacific Properties, Inc., a real estate investment trust, and NBTY Inc., a manufacturer, marketer and retailer of nutritional supplements.

  Peter Braverman. Mr. Braverman has served as the Executive Vice President of Winthrop Financial Associates and its affiliates since January 1996. Mr. Braverman is also a Vice President of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. Mr. Braverman also serves as the Executive Vice President of The Newkirk Group. From June 1995 until January 1996, Mr. Braverman was a Vice President of National Property Investors, Inc. and NPI Property Management Corporation. From June 1991 until March 1994, Mr. Braverman was President of the Braverman Group, a firm specializing in management consulting for the real estate and construction industries.

  Carolyn Tiffany. Ms. Tiffany has been with Winthrop Financial Associates since January 1993. Ms. Tiffany is also a Vice President of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. From 1993 to September 1995, Ms. Tiffany was a Senior Analyst and Associate in Winthrop Financial Associates' accounting and asset management departments. Ms. Tiffany was a Vice President in the asset management and investor relations departments of Winthrop Financial Associates from October 1995 to December 1997, at which time she became the Chief Operating Officer of Winthrop Financial Associates. In addition, Ms. Tiffany is the Chief Operating Officer of The Newkirk Group.

  Lara Sweeney. Ms. Sweeney has been a Senior Vice President of Winthrop Financial Associates since 1996. Ms. Sweeney is also a Vice President and Secretary of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. Ms. Sweeney was Director of Investor Relations for National Property Investors, Inc. from 1994 until 1996.

 Franchise Agreement

  As part of the Restructuring Plan, the new general partner intends to cause the partnership to enter into a franchise agreement with Marriott
International which will permit the partnership to continue to use the Fairfield Inn by Marriott brand following the termination of the existing management agreement with Fairfield FMC Corporation.

  The new general partner believes that the terms of the franchise agreement with Marriott International contain the most favorable terms currently offered by Marriott International to its franchisees. In addition, the total fees and expenses payable by the partnership under the franchise agreement and the new management agreement described below, exclusive of the incentive management fee payable to the new manager, do not exceed the amount currently paid by the partnership to Fairfield FMC Corporation under the existing management agreement.

  Under the franchise agreement, the partnership will pay the following fees for each Inn:

    (i) a $10,000 non-refundable application fee per Inn to cover transaction expenses of Marriott International and property improvement plan reviews for each Inn;

    (ii) a royalty fee of 4% of gross room revenue, which is less than the standard franchise fee;

    (iii) a marketing fund contribution of 2.5% of gross room revenue;

    (iv) a reservation system fee equal to 1% of gross room revenue, plus $3.50 for each reservation confirmed and a communication support fee of $379 per month for each Inn;

    (v) a property management system fee equal to $323 per month for each Inn plus an additional $30 per month for each Inn to access the Marriott intranet site; and

    (vi) training and software charges.

  In addition, the partnership will be required to deposit seven percent of each Inn's gross monthly revenues into an escrow account to be applied towards capital improvements. The franchise agreement includes a fee payable by the partnership to the franchisor if the franchise for a particular Inn is terminated. To facilitate a potential sale, the termination fee is not payable with respect to five specified Inns if the Inns are sold within 18 months of the commencement date of the franchise agreement. The franchise agreement will have a 10-year term. The partnership will have the option to renew the agreement for two additional five-year periods subject to its successful maintenance of brand standards.

  As a condition for entering into franchise arrangements for the Inns, Marriott International has required that the partnership obtain a guaranty from a creditworthy party of the partnership's obligations to pay termination fees and other amounts that may come due under the franchise agreement. An affiliate of the new general partner has agreed to provide the guaranty. The guaranty would cover the payment of certain termination fees payable by the partnership under the franchise agreement, up to a maximum of $25 million, and a guaranty of all other obligations of the partnership under the franchise agreement, subject to a maximum of $10 million.

 New Manager for the Inns

  As part of the Restructuring Plan, the new general partner intends to terminate the partnership's existing management agreement with Fairfield FMC Corporation and retain Sage Hospitality Resources, LLC to manage the Inns. The general partner believes that Sage has the expertise and managerial skills required to address the operating performance and capital improvement issues faced by the Inns. Sage is a privately held, nationally recognized hospitality company not affiliated with the current or new general partner. Sage currently manages 25 Fairfield Inn by Marriott hotels and 36 Marriott International brand franchise hotels. Including its experience in the management of the Fairfield Inn by Marriott brand, Sage:

  .  has managed over 225 hotels, many in turn-around situations;

  .  has significant experience as a work-out manager;

  .  manages 41 limited service hotels; and

  .  manages 36 Marriott International franchise hotels.

  The new management agreement with Sage will provide that the Inns will be operated as part of the Fairfield Inn by Marriott franchise system, and that Sage will be generally responsible for the day to day operations of the Inns. The management agreement will have a five-year term, subject to the partnership's right to terminate the agreement under certain circumstances, including cause, change in control of Sage or if certain performance levels are not achieved by the fourth anniversary of the commencement date of the management agreement. Sage will receive a base management fee equal to three percent of the partnership's adjusted gross revenue, and an incentive management fee generally equal to ten percent of the excess of "EBITDA" (earnings before interest, taxes, depreciation and amortization of all the Inns during the applicable fiscal year) over (i) $25,000,000 (during the first three years of the term of the management agreement) and (ii) the greater of
(a) $26,875,000 or (b) 107.5% of the prior year's EBITDA (during the last two years of the term of the management agreement).

New Loan

  As part of the Restructuring Plan, the new general partner will provide limited partners, including an affiliate of the new general partner that owns a 22% limited partner interest, the opportunity to participate in a New Loan of up to $23 million to the partnership. The New Loan will be unsecured and subordinate to the partnership's existing mortgage loan and will otherwise be on terms determined by the new general partner and acceptable to the partnership's mortgage lender. Limited partners will be entitled to participate in the New Loan in proportion to their percentage interests in the partnership, without any right to subscribe for amounts not subscribed for by other limited partners. Any portion of the New Loan not provided by limited partners will be provided by an affiliate of the new general partner. The new general partner has informed the general partner that the economic terms of the New Loan have not been finally determined and are, in part, contingent on approval of the partnership's mortgage lender. Nevertheless, the general partner expects that the New Loan will be structured to provide a potential rate of return in excess of 20% per annum. Consequently, it is unlikely that limited partners who do not participate in the New Loan will receive any future distributions from the partnership after the distribution expected to be made concurrently with the funding of the New Loan, unless the partnership experiences an improvement in operating results in excess of what the current general partner believes is likely to occur. See "Risk Factors and Possible Effects of the Restructuring Plan."

   The New Loan is intended to provide the partnership with the capital necessary to:

  .  make necessary capital improvements to the Inns;

  . fund the property improvement programs under the proposed franchise agreement with Marriott International;

  .  furnish working capital to the partnership;

  . fund prepayment shortfalls under the mortgage debt if Inns are sold but proceeds from sale are insufficient to satisfy prepayment minimums (prepayments will reduce the outstanding balance and the amount of debt service if the mortgage lender approves); and

  .  stabilize the financial position of the partnership.

Financial Concessions and Other Concessions Related to Restructuring Plan

 Ground Lease Modifications

  Financial concessions continue to be negotiated in connection with the ground lease arrangements relating to the Inns. As part of the Restructuring Plan, the partnership's existing ground leases for the land on which 32 Inns are located are expected to be modified to:

    (i) reduce the annual ground rent for all of the Inns. While the ground lessor has agreed in principle to a reduction in the ground rent to $1.0 million per year for 24 months and thereafter to $3.0 million a year, and to eliminate the requirement to pay a percentage rent based on the gross revenues of the Inns, the new general partner is seeking significantly more favorable ground rent reductions;

    (ii) cancel the partnership's obligation to pay all deferred ground rent accrued in 2000 and in 2001, which is currently estimated to be $2.3 million;

    (iii) grant the partnership an option, exercisable at any time after 10 years, to purchase the land underlying any or all of the Inns at an aggregate purchase price of $43,000,000, less the aggregate amount, as of the time the option is exercised, of all quarterly option payments of $187,500 that the partnership will be required to make in accordance with the ground lease modifications; provided, however, that prior to December 31, 2052, the option may be exercised only in connection with the sale of any or all of the Inns then being sold;

    (iv) grant the partnership the right to assign at any time the foregoing option to purchase the land underlying any of the Inns; and

    (v) grant the partnership the option to purchase during the first 18 months the land underlying five of six specified Inns in connection with the sale of such Inns for the allocable portion of the $43,000,000 purchase price referred to above reduced by an allocable portion of the option payments made through the date of the acquisition.

The new general partner is continuing to negotiate with the ground lessor with respect to the ground lease modification and there can be no assurance that the new general partner will be successful in obtaining acceptable terms for the ground lease modification, including the more favorable ground rent reductions discussed above.

 Franchisor Concessions

  As described above, Marriott International made certain concessions in connection with negotiating the terms of the franchise agreement for the Inns. These included a lower than standard royalty fee and the right of the partnership to sell a limited number of Inns without paying termination fees. Under the franchise agreement described above, no termination fees are payable by the partnership in connection with the sale of up to five Inns if the sales occur within 18 months of the commencement of the franchise agreement.

 Possible Sale of Certain Inns

  The new general partner has identified eight Inns for potential sale and may attempt to sell such Inns subject to approval of the amendments to the partnership agreement by the limited partners and the approval of the mortgage lender to the terms and conditions of sale. The new general partner does not believe that funding the anticipated capital improvements to these Inns will improve their performance sufficiently to justify such investment.

  The partnership's current mortgage loan permits sales of Inns only if U.S. government securities in specified amounts are substituted as collateral for the benefit of the lender. The new general partner is attempting to obtain a waiver of this provision in order to allow proceeds from the sale of the Inns to be applied to reduce the outstanding balance on the mortgage loan which, if approved and subsequently undertaken, will reduce debt service commensurately. If such a waiver is obtained, the proceeds of sales may not be sufficient to satisfy required prepayment minimums. In that event, the partnership may supplement sales proceeds with proceeds from the New Loan in order to satisfy the required prepayment minimums.

  There can be no assurance that any waiver will be obtained from the lender or, if obtained, that the partnership will have sufficient cash to fully fund the required minimum prepayment amounts.

                                 RISK FACTORS
                                      AND
                  POSSIBLE EFFECTS OF THE RESTRUCTURING PLAN

  Limited partners should consider the following risks in evaluating whether to consent to the amendments, which are a prerequisite to implementing the Restructuring Plan.

  The failure to implement the Restructuring Plan increases the likelihood of a default under the partnership's mortgage loan and its management agreement. In order to permit the partnership to obtain the benefits of the Restructuring Plan, both the consent of the limited partners to the amendments to the partnership agreement and the consent of the mortgage lender to the Restructuring Plan must be obtained. If for any reason the requisite consent is not obtained, the general partner may fund anticipated partnership debt service shortfalls using unrestricted partnership cash, amounts held in reserve accounts and the deferral of ground rent. The partnership continues to experience a decline in revenues and operating cash flow is insufficient to fund debt service. In the first quarter of 2001, Inn revenues declined over $1.0 million, or 6.6%, as compared to the first quarter of 2000. Under these circumstances, the partnership will defer discretionary expenditures for capital improvements that cost more than the amount available in the partnership's property improvement fund and the partnership's unrestricted cash reserves.

  The general partner will continue its efforts to develop alternative solutions to rectify the decline in Inn operating results. As described in the following section, there is a significant risk, however, that the general partner will be unable to develop an alternative means of reversing the partnership's deteriorating financial condition or access additional capital, in which event the partnership would ultimately be unable to meet its obligations under its debt agreements and under its management agreement and the Inns may lose their brand affiliation, in which case the partnership may ultimately lose its ownership of the Inns.

  In the event the partnership were to lose its ownership of the Inns as a result of foreclosure or other action taken by the mortgage lender, such event would constitute a taxable disposition of the Inns by the partnership and, under the terms of the partnership agreement, would cause the partnership to dissolve and wind up its affairs. Each limited partner would be allocated by the partnership his share of the aggregate taxable income and gain resulting from the disposition of the Inns and repayment of debt, measured by the difference between the amount realized by the partnership and the partnership's adjusted tax bases in the Inns. The amount realized by the partnership would generally equal the amount of liabilities encumbering the Inns or to which the Inns were subject at the time of disposition. Although a limited partner would be allocated taxable income or gain as a result of the disposition of the Inns, such limited partner would not receive any cash from the partnership except in the very unlikely event that proceeds from the disposition of the Inns exceeded the partnership's liabilities at the time of the disposition. If a limited partner's basis in his partnership interest is less than his or her share of the partnership's basis in its assets, the amount of any income or gain recognized by the limited partner would be increased by this difference. If, at the time the partnership is dissolved and its affairs wound up, a limited partner has a tax basis in his partnership interest that exceeds zero (taking into account the allocations to such partner of income and gain resulting from the disposition of the Inns and repayment of the debt), the limited partner would have a capital loss (assuming such limited partner held his partnership interest as a capital asset) that could be applied to offset allocations of capital gain by the partnership to the limited partner during the taxable year. There can be no assurance that implementation of the Restructuring Plan would avoid the consequences described herein.

  There are various alternatives to the Restructuring Plan that could be pursued but the General Partner believes that they either are not likely to be successfully implemented or would not likely provide better prospects for future returns to limited partners than the Restructuring Plan. Before deciding to pursue the Restructuring Plan, the general partner sought to identify and evaluate various alternatives that might be available to the partnership to address its deteriorating financial condition, including, but not limited to: (1) a sale of Inns or partnership interests, (2) a change in the brand under which the Inns operate, and (3) a change of management while continuing to operate under the Fairfield Inn by Marriott brand without additional capital investment. As described in the following paragraphs, the general partner believes either that the partnership would not likely be successful in implementing these alternatives or that these alternatives would not likely provide better prospects of future distributions to limited partners from the partnership.

  (1) Sale of Inns or Partnership Interests. In mid-1998, the partnership engaged an investment banking firm to assist in selling the Inns or finding a buyer for your limited partnership interests. At that time, the partnership received only a few indications of interest, none of which was on terms that would have resulted in proceeds to the limited partners. Based on this prior experience, the significant decline in operating results and deteriorating financial condition of the partnership and the need for approximately $36 million in capital expenditures over the next two years to maintain brand standards, the general partner does not believe that it is currently feasible to sell the Inns for a price that would result in net proceeds to the limited partners.

  (2) Change of Brand Affiliation. The general partner has also considered whether a change of brand might improve the operating results of the Inns by reducing the capital expenditure requirements needed to maintain brand standards. The general partner believes that maintaining the Fairfield Inn by Marriott brand for the Inns is in the best interests of the partnership. The general partner has considered various matters in this connection, including the following:

  . The Inns have been operated under the Fairfield Inn by Marriott brand for 11 to 14 years and thus, the general partner believes, have the benefit of brand and customer loyalty.

  . The general partner believes that the Inns benefit from the Marriott International affiliation, its reservation system and the "Marriott Rewards" frequent traveler program, each of which would be lost if the partnership were to switch brands, and that the inclusion of the Inns within the nationwide Fairfield Inn by Marriott hotel system provides advantages of name recognition, centralized reservations and advertising, system-wide marketing and promotion, centralized purchasing and training and support services.

  . If the partnership were to change brands, the general partner believes it is unlikely that it would be able to obtain its first or second alternate choice of a new brand for each of its Inns since most brands are already represented in many of the markets in which the Inns are located.

  . While other brands may have lower capital expenditure requirements, the general partner believes the revenues generated by operating under another brand, particularly brands that are not a first or second alternate choice, likely would not be sufficient to yield a net increase in cash flow after capital expenditures to the partnership.

  (3) Maintain Current Brand with New Manager Without Additional Capital Investment. Believing that retaining the Fairfield Inn by Marriott brand affiliation is in the partnership's best interests, the general partner has considered whether a change of Inn management might help to improve the partnership's operating results. The general partner believes that Sage Management Resources III, LLC has the expertise and managerial skills required to address the operating performance and capital improvement issues faced by the Inns. Sage currently manages 25 Fairfield Inn by Marriott hotels and 36 Marriott International brand franchise hotels and has significant experience managing hotels in work-out situations.

  In order to retain Sage or any other third-party as the new manager for the Inns and to continue to operate the Inns using the Fairfield Inn by Marriott brand, the partnership must enter into a franchise arrangement with Marriott International and obtain additional financing to meet the requirements for a franchise agreement, which include making approximately $36 million of capital expenditures necessary for the Inns to meet brand standards. In addition, as a condition for a franchise agreement, Marriott International has stated that it requires a guaranty of certain of the partnership's obligations under any franchise agreement. In light of the deteriorating financial condition of the partnership, the partnership does not have sufficient resources to make the additional capital expenditures required for a franchise agreement or sufficient credit capacity necessary to provide the guaranty required by Marriott International. As a result, the partnership is pursuing the Restructuring Plan to permit it to satisfy the requirements for a franchise agreement and enable it to retain Sage as the new manager for the Inns.

  (4) Other Alternatives. The general partner has also considered various other alternatives, including the feasibility of restructuring the partnership's mortgage debt without bringing in a new financing source and whether a reorganization under bankruptcy laws would be in the best interests of partners. The general partner does not believe that any of these other alternatives would satisfactorily address the partnership's need for additional capital, which, in the general partner's opinion, is the principal issue facing the partnership. Without additional capital, the general partner does not believe that there is a reasonable prospect for a viable long-term reorganization of the partnership's business.

  On May 18, 2001, a limited partner of the partnership sent a letter to the general partner expressing its interest in becoming the replacement general partner. This limited partner indicated that it did not contemplate investing additional capital into the partnership. The general partner is precluded from discussing such a proposal pursuant to the terms of the General Partner Substitution Agreement, dated as of April 16, 2001, to which it is a party with AP-Fairfield GP and which is described under "Description of Related Agreements."

  If the Restructuring Plan is implemented, limited partners should not expect to receive cash distributions in their capacity as limited partners other than the distribution to be made in connection with the New Loan. As part of the Restructuring Plan, an affiliate of the proposed new general partner together with participating limited partners will provide a New Loan of up to $23 million to the partnership. The new general partner has informed the general partner that the terms of the New Loan have not been finalized. You should be aware, however, that because of the financial condition of the partnership the interest rate and the other terms of the New Loan are likely to be favorable to the debt-holders. Accordingly, if the financing amendment is approved and the New Loan advanced, limited partners should not expect any additional economic benefits in their capacity as limited partners other than the distribution to be made in connection with the New Loan, unless the partnership experiences an improvement in operating results in excess of what the current general partner believes is likely to occur.

  Implementation of the Restructuring Plan may not reverse the partnership's decline in operating results. The Restructuring Plan is intended to address the partnership's continued decline in operating results which, among other things, has resulted in debt service and capital expenditure shortfalls for the partnership. There can be no assurance, however, that the implementation of the actions contemplated by the Restructuring Plan will be successful in reversing the decline in the partnership's operating results or, if successful, will be sufficient to remedy the partnership's debt service and capital expenditure shortfalls.

  The partnership's operating results may be negatively affected by external factors despite the implementation of the Restructuring Plan. Following implementation of the Restructuring Plan, the partnership will continue to be subject to a number of factors, many of which are beyond the partnership's control, which may have a negative effect on the partnership's operating results. These factors include:

  .  increased competition in the markets where the Inns are located;

  .  increases in operating costs at the Inns;

  .  seasonal variances in room occupancy rates;

  . operational challenges encountered in the transition period during which a new general partner and a new manager assume control of partnership operations and hotel operations, respectively;

  .  national and local economic and business conditions;

  .  changes in laws or regulations applicable to the Inns; and

  . future changes in valuation methodologies applied to hotel assets such as those owned by the partnership.

In addition, future operating results could be affected by factors such as a decision by Marriott International to increase brand standards which would require additional capital expenditures by the partnership to the extent that the partnership desires to maintain the Fairfield Inn by Marriott brand affiliation. Accordingly, even if the Restructuring Plan is implemented as contemplated in this consent solicitation statement, there can be no assurance that the operating results of the partnership will improve.

  The proposed New Loan may create conflicts of interest between the new general partner and the limited partners of the partnership. If an affiliate of the new general partner participates in the New Loan as contemplated by the Restructuring Plan, certain decisions concerning the operations or financial structure of the partnership may present conflicts of interest between the new general partner and the limited partners of the partnership, other than in their capacity as participants in the New Loan.

  The interests of the existing general partner in the implementation of the Restructuring Plan are different from the interests of the limited partners of the partnership. If the general partner substitution and the amendment permitting the New Loan are approved by the limited partners, FIBM One LLC will voluntarily withdraw as general partner of the partnership and AP-Fairfield GP will be substituted as the new general partner of the partnership. FIBM One LLC will not receive any payment for its general partnership interest, nor will it have liability with respect to the ongoing operations of the partnership and its $1.4 million of capital will no longer be exposed to potential claims of creditors of the partnership. In addition, in connection with the Restructuring Plan, FIBM One LLC has sold its limited partnership interests in the partnership to an affiliate of the new general partner and, following its withdrawal as general partner, will no longer have any economic interest in the partnership.

  The terms of the agreements needed to implement the Restructuring Plan have not been finalized. Pursuant to the General Partner Substitution Agreement dated as of April 16, 2001 as described under "Description of Related Agreements," the general partner has obtained the agreement of AP-Fairfield GP, the proposed new general partner, to use commercially reasonable efforts to negotiate the agreements required to implement the Restructuring Plan. AP-Fairfield GP has informed the general partner that it has reached agreements in principle on most of the principal terms of these agreements. AP-Fairfield GP will enter into such agreements on behalf of the partnership as the new general partner if satisfactory final terms are agreed upon, the limited partners approve the amendments to the partnership agreement and the Restructuring Plan is approved by the partnership's mortgage lender. There can be no assurance, however, that AP-Fairfield GP will be successful in finalizing these agreements or, if these agreements are finalized, that they will contain substantially all of the terms described in this consent solicitation statement. In addition, since the substitution of the general partner is not dependent on the finalization of these agreements, it is possible, if these agreements are not finalized, that the general partner may be substituted while some or all of the remaining elements of the Restructuring Plan may not occur.

  The age of the Inns owned by the partnership suggest that further capital will be required in the future. Significant capital expenditures are currently required in order for the Inns to remain competitive and to satisfy brand standards required by the partnership's management agreement with Fairfield FMC Corporation. The age and physical condition of the partnership's Inns, which range from 11 to 14 years, make it likely that further and, perhaps, more substantial capital expenditures will be required in the future. There can be no assurance that the New Loan contemplated by the Restructuring Plan will be sufficient to fund any future capital shortfalls that may arise and, given current operating levels, there can be no assurances that cash from operations in the future will be sufficient to fund these expenditures.

  Lender consent may not be obtained. Even if the limited partners approve the amendments, there can be no assurance that the New Loan will be obtained because the consent of the partnership's mortgage lender is required to implement various aspects of the Restructuring Plan. Lender consent or approval must be obtained with regard to the following:

    (i) the appointment of Sage as manager;

    (ii) the modification of the ground leases;

    (iii) entering into the franchise agreement;

    (iv) obtaining the New Loan; and

    (v) the proposed application of Inn sale proceeds to repay existing mortgage debt.

  There can be no assurance that the lender will consent to or approve any of the aspects of the Restructuring Plan as to which its consent, approval or waiver is being sought. The partnership has already obtained all necessary approvals under its mortgage agreement to the substitution of the general partner subject to approval by the limited partners of both of the proposed amendments to the partnership agreement.

  The proposed New Loan may result in the allocation of additional taxable income to the limited partners of the partnership who do not participate in the New Loan. If the partnership obtains the New Loan as contemplated by the Restructuring Plan and the New Loan is respected as a loan for federal income tax purposes, it is likely that, over time, depreciation deductions (in a maximum aggregate amount equal to the principal amount of the New Loan) and deductions attributable to accrued interest on the New Loan that otherwise would have been allocable to the limited partners will be allocated solely to the holders of the New Loan (including those limited partners who participate in the New Loan). Because operating income of the partnership will continue to be allocated to the limited partners as provided under the partnership agreement, the decrease in depreciation and accrued interest deductions allocable to those limited partners who do not participate in the New Loan would cause a commensurate increase in the taxable income of such limited partners. It is impossible to predict with certainty when, or to what extent, this increase in taxable income will occur. As the New Loan is repaid, the holders of the New Loan will be allocated income and gain that will offset the depreciation and accrued interest deductions allocated to them in previous years as a result of the New Loan (and, accordingly, the taxable income of the partners who do not participate in the New Loan will decrease at that time as a result of such allocations).

  The limited partners could suffer adverse consequences if the terms of the Restructuring Plan were not respected for federal income tax purposes. If the New Loan is not respected as indebtedness of the partnership for federal income tax purposes, then limited partners who do not participate in the New Loan could suffer adverse tax consequences. The nature and extent of any such adverse tax consequences could depend to some extent upon the circumstances of the individual limited partner. Whether the New Loan will be respected as indebtedness for federal income tax purposes ultimately will depend on a number of factors, including a finding that the partnership has retained the burdens and benefits of ownership of the Inns. No legal opinion will be provided to the partnership concerning this issue.

                       DESCRIPTION OF RELATED AGREEMENTS

  In connection with the Restructuring Plan, the general partner entered into certain agreements with the new general partner and its affiliates. The principal agreements provided for the withdrawal and substitution of the general partner and the sale of the general partner's limited partner interests, each of which are described below.

General Partner Substitution Agreement

  On April 16, 2001, the general partner and its affiliate, Host Marriott, L.P., entered into an agreement with the new general partner and its affiliate, Apollo Real Estate Advisors, L.P. The agreement provides for FIBM One LLC to voluntarily withdraw, and for AP-Fairfield GP to be substituted, as the general partner of the partnership, subject to receipt of the approval of the limited partners and the lender and other customary closing conditions. The partnership has already obtained all necessary approvals under its mortgage agreement to the substitution of the general partner subject to approval by the limited partners of both of the proposed amendments to the partnership agreement. The general partner will not receive any payment for its general partnership interest. The new general partner has agreed to use commercially reasonable efforts to negotiate the new management agreement, the franchise agreement and the ground lease modification agreement on the terms described in this consent solicitation statement and to implement the New Loan if required approvals are obtained. The general partner has agreed to cooperate with the new general partner in connection with this consent solicitation.

  The agreement prohibits the general partner, until the agreement terminates, from, directly or indirectly soliciting, initiating, or encouraging any inquiries or proposals from, discussing or negotiating with, providing any non-public information to, or considering the merits of any unsolicited inquiries or proposals from, any person (other than the new general partner) relating to any transaction involving (i) the sale of the business or assets of the partnership, (ii) any merger, consolidation, business combination, or similar transaction involving the partnership, (iii) the sale, transfer or assignment of the general partner interest in the partnership or (iv) the election or substitution of anyone other than the new general partner as general partner of the partnership. The foregoing restriction has not precluded the general partner from complying with requests of a limited partner for information regarding the partnership's business affairs to the extent required by the partnership agreement and applicable law, which limited partner has indicated its interest in becoming the replacement general partner of the partnership.

  The agreement may be terminated by either party if, among other reasons, limited partners do not approve the replacement of the general partner pursuant to this consent solicitation.

  In the event that the agreement is terminated by either party by reason of the other party's material breach of its obligations, the defaulting party (that is, the existing general partner and Host, on the one hand, or the new general partner or Apollo, on the other hand, and in neither case the partnership) will be required to pay a $500,000 termination fee to the non-defaulting party. The failure of limited partners or the partnership's lender to provide necessary approvals will not give rise to payment of a termination fee.

Sale of Limited Partnership Interests

  Pursuant to an agreement with the general partner entered into on April 16, 2001, an affiliate of the new general partner purchased 8,379 units of limited partnership interest from the general partner for $10,000. That affiliate has agreed to transfer these units to a charitable organization if the limited partners fail to approve the general partner substitution amendment or if the new general partner is not substituted on a timely basis following the approval of the limited partners and the mortgage lender. The affiliate of the new general partner has advised the partnership that it will vote its limited partner interests in favor of the proposed amendments.

               THE AMENDMENTS AND GENERAL PARTNER RECOMMENDATION

Amendment No. 1: Amendment to Permit New Loan

  The general partner submits for your consideration and approval the proposed amendment to the partnership agreement to facilitate an unsecured debt financing of up to $23 million for the partnership. The following summary is qualified in its entirety by reference to the full text of the proposed financing amendment, which is attached as Exhibit A-1 to this consent solicitation statement, as well as to the text of the partnership agreement, as currently in effect.

  The financing amendment adds a new section to the partnership agreement which provides that, notwithstanding anything to the contrary that may be set forth in the partnership agreement, an affiliate of the new general partner may loan the partnership up to $23 million, on terms to be determined by the new general partner, so long as the limited partners are offered the right to participate in providing such financing in proportion to their respective interests in the partnership without any right to subscribe for amounts not subscribed for by other limited partners.

  Section 5.01E(vi) of the partnership agreement provides that (i) any agreement, contract, or arrangement which relates to or secures any funds advanced or loaned to the partnership by the general partner or any of its affiliates must reflect commercially reasonable terms and (ii) any such loan or advance must not be subject to any prepayment charge or penalty and must otherwise be on terms and conditions that, in the reasonable judgment of the general partner, are as favorable to the partnership as those the partnership could obtain from unaffiliated third parties or banks for the same purpose in the geographic location where the property securing such loan is located (in the case of loans made in connection with a single property or several properties in a single geographic location) or, in all other cases, where the general partner has its principal place of business (without reference to the financial abilities or guarantees of the general partner or any of its affiliates).

  Section 5.06C of the partnership agreement provides, among other things, that any advances made by the general partner to meet any liabilities or obligations of the partnership shall (i) be deemed loans to the partnership by the general partner and shall accrue interest per annum at one percentage point in excess of the prime rate announced from time to time by The First National Bank of Chicago (or the highest lawful rate under the laws of the State of Delaware, whichever is less) payable in arrears on the first day of each fiscal quarter of the partnership and (ii) be due and payable upon the fifth anniversary of the date on which the advance was made. In addition,
Section 5.06C of the partnership agreement provides that, upon the liquidation or dissolution of the partnership or the distribution to the partners of any proceeds from the sale of an Inn, all such advances shall be paid prior to distributions to the partners out of any "cash available for distribution" to the partners, except for distributions with respect to "partners' preferred distributions" (i.e., an annual non-cumulative amount equal to 10% of the average daily outstanding net invested capital of the partnership). Section 5.08(xvii) makes the provisions of Section 5.06C applicable to advances made by affiliates of the general partner.

  Section 5.08(xvi) of the partnership agreement provides that the partnership shall not borrow any money from the general partner or any of its affiliates, if the principal amount of the loan is scheduled to be paid over a period of 48 months or longer or if not less than 50% of the principal amount of the loan is scheduled to be paid during the first 24 months, subject to certain exceptions made with respect to loans made to the partnership by the general partner.

  The effect of the financing amendment is to make the provisions of Sections 5.01E(vi), 5.06C and 5.08(xvi) (and any other provisions of the partnership agreement that may directly or indirectly impede the ability of the partnership to borrow from an affiliate of the new general partner) inapplicable to the New Loan proposed by the partnership so long as limited partners are offered the right to participate in the New Loan in proportion to their respective percentage interests in the partnership, without any right to subscribe for amounts not subscribed for by other limited partners, and the affiliate of the new general partner provides the amount not subscribed for by the limited partners.

  Section 5.02B(vii) of the partnership agreement provides that, without the consent of the limited partners, the general partner shall not have authority on behalf of the partnership to permit or cause the partnership to incur any debt in excess of $250,000 (other than certain permitted debt described therein) that is otherwise permitted to be incurred pursuant to the terms of the partnership agreement if such debt would not constitute in its entirety "qualified nonrecourse financing" within the meaning of section 465(b)(6)(B) of the Internal Revenue Code and the applicable Treasury Regulations and a "Nonrecourse Liability" (as defined in the partnership agreement) unless the general partner, in accordance with its fiduciary duties as a general partner and taking into consideration both the reasonably foreseeable tax consequences to the limited partners as a group and the alternatives that the general partner believes are reasonably available to the partnership, determines that such action is not detrimental to the best interests of the limited partners (and in making such determination, the general partner may rely upon an opinion of independent counsel as to the tax consequences to the limited partners as a group). If the limited partners approve the amendment permitting the New Loan to the partnership, it will not be necessary under the terms of the partnership agreement for the general partner to make the determination described in Section 5.02B(vii). For a description of the potential material tax consequences to the limited partners resulting from the Restructuring Plan, see "Risk Factors and Possible Effects of the Restructuring Plan--The failure to implement the Restructuring Plan increases the likelihood of a default under the partnership's mortgage loan and its management agreement," "--The proposed New Loan may result in the allocation of additional taxable income to the limited partners of the partnership who do not participate in the New Loan" and "--The limited partners could suffer adverse consequences if the terms of the Restructuring Plan were not respected for federal income tax purposes," above.

  While the terms of the New Loan have not been finalized, limited partners will have not less than 30 days notice with regard to the option to participate in, and fund, the New Loan.

  Under the partnership agreement, approval of the financing amendment requires the affirmative consent of limited partners holding a majority of the issued and outstanding units, excluding any units held by the general partner or any of its affiliates. As of the record date for the determination of limited partners entitled to notice of and to vote upon this amendment, neither the general partner nor any of its affiliates owned any units.

Amendment No. 2: Approval of Withdrawal and Substitution of General Partner

  The general partner submits for your consideration and approval the proposed amendment to the partnership agreement to facilitate its voluntary withdrawal and the substitution of AP-Fairfield GP as the sole general partner of the partnership. The following summary is qualified in its entirety by reference to the full text of the proposed general partner substitution amendment, which is attached as Exhibit A-2 to this consent solicitation statement, as well as to the text of the partnership agreement, as currently in effect.

  Section 5.02B(vii) of the partnership agreement requires that the general partner must obtain the consent of the limited partners in order to voluntarily withdraw as a general partner of the partnership. By consenting to the general partner substitution amendment, you thereby consent to the voluntary withdrawal of FIBM One LLC as a general partner of the partnership.

  The general partner substitution amendment replaces all references in the partnership agreement to "FIBM One LLC, a Delaware limited liability company" with "AP-Fairfield GP, LLC, a Delaware limited liability company."

  Section 5.03D of the partnership agreement requires the general partner to use its reasonable best efforts to maintain at all times a net worth at an amount equal to at least $8,417,878 in excess of its investment in the partnership. To facilitate the substitution of AP-Fairfield GP as the new general partner of the partnership, the general partner substitution amendment amends Section 5.03D of the partnership agreement to provide that the general partner of the partnership will be required to use its reasonable best efforts to maintain at all times a net worth at an amount equal to at least $1,385,000 which represents the estimated amount of the current net worth of the withdrawing general partner.

  Section 6.01 of the partnership agreement currently provides that the general partner must give at least 90 days' prior notice before withdrawing as the general partner of the partnership. In addition, Section 6.03 of the partnership agreement provides that the partnership has the right to purchase the interest of a withdrawing general partner within 60 days following the withdrawal at the "present fair market value" of such interest as determined by agreement between the partnership and the withdrawing general partner or, in the absence of such an agreement, as determined by arbitration under the rules of the American Arbitration Association. By consenting to the general partner substitution amendment, you agree to waive the prior notice requirement of Section 6.01 of the partnership agreement and the partnership's right to purchase the interest of the withdrawing general partner under Section 6.03 of the partnership agreement. FIBM One LLC is waiving its right to receive any payment from the partnership for its general partnership interest.

  Under the partnership agreement, approval of the general partner substitution amendment requires the affirmative consent of limited partners holding a majority of the issued and outstanding units of limited partnership interest, excluding any units held by the general partner or any of its affiliates. As of the record date for the determination of limited partners entitled to notice of and to vote upon this amendment, neither the general partner nor any of its affiliates owned any units.

General Partner Recommendation

  For the reasons set forth elsewhere in this consent solicitation statement, and because approval of both Amendments is necessary to realize the benefits of the Restructuring Plan, the general partner recommends that you vote "YES" in favor of both amendments.

  The general partner encourages you to review the information contained in this consent solicitation statement and make your own determination. In making your decision, you should carefully review and consider the information set forth under "Risk Factors and Possible Effects of the Restructuring Plan" in the consent solicitation statement. In particular, you should consider both the possible consequences of approving the Restructuring Plan and of failing to approve the Restructuring Plan, including the discussion of the alternatives to the Restructuring Plan described in that section. You also should take into account the differing interests of the general partner in connection with implementation of the Restructuring Plan, which are discussed in that section.

                         VOTING RIGHTS AND INFORMATION

Record Date

  The general partner has set the close of business on July 12, 2001 as the record date for the determination of limited partners entitled to notice of and to vote upon the amendments. Only limited partners of record as of the record date will be entitled to vote upon the amendments. On the record date, there were 83,337 units issued and outstanding, held of record by 2,720 limited partners. The partnership has no other class of securities.

Required Vote

  Under the terms of the partnership agreement, approval of each amendment requires the affirmative consent of limited partners holding a majority of the issued and outstanding units, excluding units held by the general partner and its affiliates. As of the record date, neither the general partner nor any of its affiliates owned any units. Abstention or failure to return the enclosed consent form will have the same effect as a vote against the amendments. Each limited partner who has been admitted to the partnership is entitled to cast one vote for each unit held of record on each of the amendments. Holders of half-units are entitled to cast half a vote for each half-unit held of record.

  Each of the amendments will be considered and voted on separately by limited partners. You may vote "YES" or "NO" or abstain on either of the two amendments.

Solicitation Period

  The solicitation period is the time during which limited partners may vote for or against the amendments. The solicitation period will commence upon delivery of this consent solicitation statement and the consent form and will continue until August 13, 2001. The general partner may, in its sole discretion, elect to extend the solicitation period. If the solicitation period is extended, the general partner will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the day the solicitation period was scheduled to expire.

Consents

  A consent form is included with this consent solicitation statement. All consent forms that are properly executed and returned to the partnership's information agent, MacKenzie Partners, Inc., prior to the expiration of the solicitation period will be voted in accordance with the instructions contained therein. All properly executed consent forms that contain no voting instructions will be deemed to have voted in favor of each of the amendments. Consent forms will be effective only when actually received by the partnership's information agent. Consent forms may be withdrawn at any time prior to the expiration of the solicitation period. In addition, following the submission of a consent form, but before the expiration of the solicitation period, limited partners may change their vote. For a withdrawal or change of vote to be effective, you must execute and deliver, prior to the expiration of the solicitation period, a subsequently dated consent form or a written notice stating that the consent is revoked to MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010. Consent forms and notices of withdrawal or change of vote dated after the expiration of the solicitation period will not be valid. If you have any questions about (i) how to complete the consent form, (ii) where to send the consent or (iii) how to obtain additional consent forms, please contact MacKenzie Partners, Inc. at (800) 322-2885.

Effective Time of Amendments

  If approved by the limited partners, an amendment will become effective when the withdrawing general partner and the new general partner, as applicable, execute and deliver the amendment in the form attached to this consent solicitation statement. Assuming an amendment is approved, the withdrawing general partner and the new general partner, as applicable, will execute and deliver the amendment as soon as practicable following the expiration date of the solicitation period and receipt of approval under the partnership's mortgage agreement to the substitution of the general partner. The partnership has already obtained all necessary approvals under its mortgage agreement to the substitution of the general partner subject to approval by the limited partners of both of the proposed amendments to the partnership agreement. If for any reason the substitution amendment is not approved by the limited partners, then neither of the proposed amendments will be adopted.

  Each amendment will apply prospectively from and after the date it becomes effective. All limited partners will be bound by each amendment, if it becomes effective, whether or not they vote in favor of that amendment. You do not have a statutory or contractual right to be paid the fair value of your units in connection with the proposals described in this consent solicitation statement.

Cost of Solicitation

  The partnership will bear the costs of preparing and mailing this consent solicitation statement, including up to $150,000 of legal expenses, in addition to the fees and reasonable out-of-pocket expenses of the information agent.

  To assist in the solicitation of consents, the partnership has engaged MacKenzie Partners, Inc. to act as information agent for a fee of $30,000, plus reasonable out-of-pocket expenses. In addition to solicitations by mail, consents may be solicited by the general partner's executive officers and managers and by officers of the new general partner. These managers and officers will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements also will be made to furnish copies of solicitation materials to custodians, nominees, fiduciaries and brokerage houses for forwarding to beneficial owners of units. Such persons will be paid for reasonable expenses incurred in connection therewith.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth each person that, to our knowledge, beneficially owned more than 5% of the total number of limited partner units as of July 12, 2001. No units are owned by executive officers or managers of the general partner.

      Name and address of
        beneficial owner          Number of units             Percent of total units
      -------------------         ---------------             ----------------------
      AP-Fairfield LP, LLC            18,379                           22%
      5 Cambridge Center
      9th Floor
      Cambridge, MA 02142

  Pursuant to the General Partner Substitution Agreement dated as of April 16, 2001, as described under "Description of Related Agreements," a change of control of the partnership will occur if the withdrawal of the general partner and substitution of AP-Fairfield GP as the new general partner is approved as described in this consent solicitation statement.

Date: July 13, 2001

                                          FIBM ONE LLC,
                                          General Partner

                                  EXHIBIT A-1

                          FORM OF FINANCING AMENDMENT

                                                                    EXHIBIT A-1

                        THIRD AMENDMENT TO AMENDED AND
                   RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                 FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP

  THIS THIRD AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP (this "Third
Amendment"), dated as of      , 2001, is entered into by FIBM One LLC, a
Delaware limited liability company, as general partner (the "General Partner"), of Fairfield Inn By Marriott Limited Partnership (the "Partnership"), for itself and on behalf of the limited partners of the Partnership (the "Limited Partners").

  WHEREAS, Section 11.02B of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the "Partnership Agreement"), permits the amendment of the Partnership Agreement upon the Consent (as defined in the Partnership Agreement) of the Limited Partners, subject to certain exception set forth therein;

  WHEREAS, the General Partner, being the sole general partner of the Partnership and Limited Partners holding, in their capacity as Limited Partners and not as assignees, a majority of the outstanding Units (as defined in the Partnership Agreement), desire to further amend the Partnership Agreement as set forth below.

  NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

  SECTION 1. A new Section 5.09 is hereby added to read as follows:

    SECTION 5.09. New Financing. Notwithstanding the provisions of this Agreement, the Partnership may borrow up to $23,000,000 from an Affiliate of the General Partner, upon terms proposed by the General Partner, provided that Limited Partners are offered the right to participate in such financing on a pro rata basis in accordance with their Interest in the Partnership without any right to subscribe for amounts not subscribed for by other Limited Partners.

  All defined terms contained in this Third Amendment, unless otherwise defined herein, shall have the meaning contained in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

  IN WITNESS WHEREOF, this Third Amendment has been duly executed by the General Partner as of the date first written above.

                                          FIBM ONE LLC, as General Partner and
                                           on behalf of existing Limited
                                           Partners

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                  EXHIBIT A-2

                         FORM OF SUBSTITUTION AMENDMENT

                                                                    EXHIBIT A-2

                        FOURTH AMENDMENT TO AMENDED AND
                   RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                 FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP

  THIS FOURTH AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP (this "Fourth
Amendment"), dated as of      , 2001, is entered into by FIBM One LLC, a
Delaware limited liability company (the "Withdrawing General Partner"), as general partner of Fairfield Inn by Marriott Limited Partnership (the "Partnership"), for itself and on behalf of the limited partners of the Partnership (the "Limited Partners"), and AP-Fairfield GP, LLC, a Delaware limited liability company (the "Substitute General Partner"), with principal executive offices at 5 Cambridge Center, 9th Floor, Cambridge, MA 02142.

  WHEREAS, in accordance with Section 5.02B(vii) and Section 6.01 of the Amended and Restated Agreement of Limited Partnership of Fairfield Inn by Marriott Limited Partnership, as heretofore amended (the "Partnership Agreement"), the Withdrawing General Partner desires to voluntarily withdraw as the general partner of the Partnership and the Substitute General Partner desires to become the substitute general partner of the Partnership.

  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Withdrawing General Partner hereby amends the Partnership Agreement as follows, and the Substitute General Partner accepts and agrees to be bound by the Partnership Agreement as so amended:

    1. All references in the Partnership Agreement to the phrase "FIBM One LLC, a Delaware limited liability company" are hereby replaced with the phrase "AP-Fairfield GP, LLC, a Delaware limited liability company."

    2. Section 5.03D of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

      D. The General Partner shall use its reasonable best efforts to maintain at all times a net worth at an amount equal to at least $1,385,000.

    3. The Substitute General Partner shall be deemed to be admitted to the Partnership on the same day as and immediately prior to the withdrawal of the Withdrawing General Partner and the Withdrawing General Partner shall be deemed to have withdrawn as general partner of the Partnership on the same day as and immediately following the effectiveness of this Fourth Amendment.

  All defined terms contained in this Fourth Amendment, unless otherwise defined herein, shall have the meaning contained in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect.

  IN WITNESS WHEREOF, the undersigned has executed this Fourth Amendment, and this Fourth Amendment shall be effective, as of the date first set forth above.

                                          FIBM ONE LLC, as Withdrawing General
                                           Partner and on behalf of existing
                                           Limited Partners

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          AP-FAIRFIELD GP LLC, as Substitute
                                           General Partner

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                 CONSENT FORM

  THIS WRITTEN CONSENT IS SOLICITED BY THE GENERAL PARTNER OF FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS TO BE EFFECTIVE AS SET FORTH IN THE CONSENT SOLICITATION ACCOMPANYING THIS CONSENT FORM.

  This Consent Form ("Consent Form") must be completed and returned by every limited partner who wishes to vote for or against the proposals (the "Proposals") to amend the Amended and Restated Agreement of Limited Partnership, as amended from time-to-time (the "Partnership Agreement"), of Fairfield Inn by Marriott Limited Partnership (the "Partnership") that are described in the Consent Solicitation Statement accompanying this Consent Form.

  This Consent Form must be returned to and received by:

                           MacKenzie Partners, Inc.
                          Attention: Proxy Department
                               156 Fifth Avenue
                           New York, New York 10010

prior to 12:00 midnight, New York City time, on Monday, August 13, 2001, or such later date as may be designated in a mailing to all limited partners (the "Expiration Date"). The Consent Form will be effective only when it is actually received by MacKenzie Partners, Inc. A self-addressed return envelope has been provided for your convenience, and it is recommended that you use certified or registered mail, return receipt requested.

  All Consent Forms that are properly executed and returned to MacKenzie Partners, Inc. prior to the Expiration Date will be voted in accordance with the elections set forth therein. Any limited partner who abstains or fails to return a signed Consent Form will be deemed to have voted AGAINST the Proposals. Properly executed Consent Forms that are not marked as to a particular Proposal will be deemed to be voted FOR the Proposal.

  Before completing this Consent Form, you and your advisor, if any, should carefully review the Consent Solicitation Statement. Each of the proposed amendments to the Partnership Agreement, including the text of such amendments, is set forth in detail in the Consent Solicitation Statement.

  If you have any questions regarding the Proposals or if you would like assistance in completing this Consent Form, please contact MacKenzie Partners, Inc. at (800) 322-2885.

  Consent Forms may be withdrawn at any time prior to the Expiration Date. In addition, you may change your vote subsequent to the submission of a Consent Form, but prior to the Expiration Date. For a withdrawal or change of vote to be effective, you must execute and deliver, prior to the Expiration Date, a subsequently dated Consent Form or a written notice stating that the consent is revoked to MacKenzie Partners, Inc. at the address set forth above. Consent Forms and notices of withdrawal or change of vote dated after the Expiration Date will not be valid.

                                    CONSENT

  The undersigned, with respect to each Unit in Fairfield Inn by Marriott Limited Partnership held of record by the undersigned on July 12, 2001, hereby sets forth his, her or its vote in connection with the written consent solicited by the general partner of the Partnership as described in the Consent Solicitation accompanying this Consent Form. You may vote for, against, or abstain from voting on the Proposals by marking the appropriate boxes set forth in the items below. In order to effect the Proposals, they must be approved by limited partners holding a majority of the outstanding Units, excluding Units held by the general partner and its affiliates. Accordingly, abstentions on the Proposals will have the same effect as voting AGAINST the Proposals.

  Amendment No. 1: Approval of Amendment to Permit the Withdrawal and Substitution of the General Partner

                        [_] YES   [_] NO   [_] ABSTAIN

  Amendment No. 2: Approval of Amendment to Permit New Unsecured Debt
Financing

                        [_] YES   [_] NO   [_] ABSTAIN

  The undersigned hereby acknowledges receipt of the Consent Solicitation Statement, dated July 13, 2001. If Units are owned jointly, all joint owners must sign below.

                                     Date: ____________________________________

                                     Signature of Owner: ______________________

                                     Signature of Joint Owner: ________________